Exhibit 99.6
Caneum, Inc. Announces Closing the Acquisition of TierOne Consulting, Inc.
Company will provide updated 2006 financial guidance in early April after filing its stand-alone 2005 annual report (10-KSB).
NEWPORT BEACH, CA — (MARKET WIRE) — March 30, 2006 — Caneum, Inc. (OTC BB:CANM.OB — News) today announced that it has officially closed its acquisition of TierOne Consulting, Inc., a boutique information technology services and solutions provider located in Aliso Viejo, California. Details of the acquisition will be included in the Company’s forthcoming 8-K and the Subsequent Events section of its pending 10-KSB.
Alan Knitowski, Chairman of Caneum stated, “We are extremely excited to have closed both an institutional financing and the acquisition of TierOne over the course of the past week. We expect to continue to execute our business model and remain on track to grow aggressively via both organic business initiatives and accretive acquisitions such as that demonstrated with TierOne. We intend to accelerate the momentum we have achieved to date and see this week as a key inflection point to the future growth and trajectory of our core business.”
About Caneum, Inc.:
Caneum, Inc. is a global provider of business process and information technology outsourcing products and services across vertical industries including technology, energy, government, transportation, financial services, education and healthcare. The company provides a suite of business strategy and planning capabilities to assist companies with their “make versus buy” decisions in the areas of data, network, product development, product maintenance and customer support, and fulfills its services in-house, on-shore, near-shore and off-shore depending on the business goals and objectives of its global customers. In parallel, Caneum is opportunistically pursuing accretive acquisitions within its core outsourcing product and service suite in order to broaden its core capabilities, expand its customer base and supplement its organic growth. For more information, please visit the company’s web site at http://www.caneum.com or TierOne’s web site at http://www.tieroneconsulting.net/.
Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the risk factors noted in the company’s filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Caneum’s services; Caneum’s ability to gain market acceptance for its services and products; the company’s ability to fund its operations; the company’s ability to attract and retain skilled personnel; the company’s reliance on third-party suppliers.
Contact:
Caneum, Inc.
Gary Allhusen, 949-273-4007
info@caneum.com

or

The Liquid Group, Inc.
Jason Daggett (Investors / Media), 714-264-7975
stockinfo@caneum.com